Exhibit 4.2


                                2,000,000.00USD

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                      $2,000,000 7% CONVERTIBLE DEBENTURE


THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED ("THE ACT"), AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES (AS DEFINED IN REGULATION S UNDER THE ACT) OR TO OR FOR THE ACCOUNT OR BENEFIT OF US PERSONS(AS DEFINED IN REGULATION S UNDER THE
ACT) EXCEPT PURSUANT TO REGISTRATION UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT.

THIS DEBENTURE is one of a duly authorized issue of Debentures of American International Petroleum Corporation, a corporation duly organized and existing under the laws of the State of Nevada (the "Issuer") designated as its Seven Percent (7%) convertible Debenture due February 1, 1999, in an aggregate face amount not exceeding Two Million US Dollars (USD$2,000,000.00), issuable in Twenty Five Thousand (USD$25,000.00) par value face amounts.

                 FOR VALUE RECEIVED, the ISSUER promised to pay

                        -------------------------------

the registered HOLDER hereof and its successors and assign (the "Holder"), the principal sum of

                        Two Million, (USD$2,000,000.00)

on February 1, 1999 (the "Maturity Date"), and to pay interest on the principal sum outstanding at the rate of Seven (7) percent per annum, on the basis of the actual number of days elapsed in a three hundred sixty five (365) day year, due and payable quarterly in arrears commencing on the Date of Closing, and subsequently on June 1, September 1, December 1, and march 1, for the term of the Debenture or until the Debenture is completely converted. Accrual of interest shall commence on the first day following the date hereof and shall continue until payment in full of the principal sum hereof has been made or duly provided for. The interest so payable will be paid, at the sole option of the Issuer, in Cash or Common Stock of the ISSUER to the person in whose name this debenture (or one or more predecessor Debentures) is registered on the records of the ISSUER regarding registration and transfer of the Debenture (the "Debenture Register"), provided, however, that the ISSUER's obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with terms and conditions of the Offshore
Subscription Agreement executed by the ISSUER and HOLDER (the "Offshore Debentures Securities Subscription Agreement")in connection with this Debenture. The principal of this Debenture is payable in such coin or currency of the United State of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture register of the ISSUER as designated in writing by the HOLDER hereof from time to time. The ISSUER will pay the principal of and all accrued and unpaid interest due upon this Debenture on the Maturity Date subject to the conversion rights set forth herein, less any amounts required by law to be deducted or withheld on account of, income or other similar taxes to the HOLDER at the last address on the Debenture Register. The forwarding of such check shall, subject to collection, constitute a payment of principal hereunder and shall satisfy and discharge the liability for principal on this Debenture to the extent of the sum represented by such check plus any amounts so deducted.

The Debenture is subject to the following additional provisions:

         1. The Debenture is issuable in minimum denominations of Twenty Five Thousand ($25,000)US Dollars and in integral multiples thereof. The Debenture is exchangeable for like Debentures in equal aggregate principal amount of different authorized denominations, as registration or transfer or exchange.

         2. The ISSUER shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable laws at the time of such payments.

         3. This Debenture has been issued subject to investment representations of the original HOLDER hereof and may be transferred or exchanged in the US only in compliance with the Securities Act of 1933, as amended (the "Act") including the rules and regulations promulgated thereunder) and applicable state securities laws. Prior tot he due presentment for such transfer of this Debenture, the ISSUER and any agent of the ISSUER may treat the person in whose name this Debenture is duly registered on the ISSUER's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Debenture is overdue, and neither the ISSUER nor any such agent shall be affected by notice to the contrary. The transferee shall be bound, as the original HOLDER, by the same representations and terms described herein and under the Offshore Debenture Securities Agreement.

         4. The HOLDER of this Debenture is entitled, at its option, at any time commencing from and after Forty Five (45) days after the closing date the "First conversion Date"), as specified in the accompanying closing Certificate prepared by the Escrow Agent, to convert up to Fifty percent (50%), of the original principal amount of this Debenture into shares of common stock, $.08 par value, of the ISSUER (the "Common stock") at a conversion price for each share of Common Stock equal to One Hundred percent (100%) of the Market Price (as defined below) of the Common Stock. Thereafter, the HOLDER of this Debenture is entitled, at its option, at any time commencing from and after Thirty (30) days after the first Conversion Date, to convert the remaining Fifty percent (50%), of the original principal amount of this Debenture into shares of Common Stock, $.08 par value, of the ISSUER (the "common Stock") at a conversion price for each share of Common Stock equal to One Hundred percent (100% of the market Price (as defined below) of the common Stock. For purposes of this Section 4, the "Market Price" shall be the lesser of the average closing bide price of the common stock of the ISSUER for the Five (5) NASDAQ trading Days immediately preceding the applicable Conversion Date (as hereafter defined), as reported by the National Association of Securities Dealers Automated Quotation System (NASDAQ) (the "Floating Conversions Price"), or Seventy Five Cents (USD $0.75) (the "Fixed Conversion Price"). Such conversion shall be effected by surrendering the Debentures to be converted (with a copy of facsimile or courier), the company, with the form of conversion notice attached hereto as
Exhibit 1 and incorporated herein by reference, executed by the HOLDER of this Debenture or a specified portion (as provided) hereof, and accompanied, if required by the ISSUER, by proper assignment hereof in blank. Accrued but unpaid interest shall, at the sole option of the ISSUER, be subject to conversion under the same terms and conditions as the principal amount of this Debenture at the time of conversion of this Debenture or any portion thereof. No fractional shares or script representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up the nearest whole share. For purposes of this Debenture, the "Conversion Date" on which notice of conversion is given by the HOLDER shall be deemed to be the close of business (5:00p.m.EST) on the date on which the HOLDER has telecopied its Notice of Conversion, together with this Debenture, subject to the Conversion Dates aforesaid and, with the conversion notice duly executed, to the Escrow Agent. The ISSUER, at its sole option, may redeem any or all of the outstanding Debentures that remain unconverted after at any time from the date of issuance hereof at the aforesaid One Hundred (100) percent of the Face Amount of the Debenture, provided that no event of default by the ISSUER has occurred or is continuing. Notwithstanding the foregoing, the conversion right of the HOLDER set forth herein shall be limited such that in no instance shall the maximum number of shares of Common stock into which the HOLDER may convert this debenture exceed, at any one time, an amount equal to the remainder of (I)4.99% of the then issued and outstanding shares of Common Stock of the ISSUER following such conversion, minus (ii) the number of shares of the ISSUER then held by the HOLDER.

         5. If, prior to the conversion of all the Debentures, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend or other similar event, the Fixed conversion Price shall be appropriately reduced.  If,  prior  the  conversion  of all  the  Debentures,  the  number  of outstanding shares of Common stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be appropriately increased.

         6. If, prior to the conversion of all the Debentures at a time when the conversion would be at a Floating Conversion Price, there is a stock split, stock dividend, or other similar event which occurs during the five-day period used in computing the conversion Price, then the Closing Bid Price shall be adjusted appropriately to reflect such stock split, stock dividend or other similar event.

         7. If, prior to the conversion of all the Debentures the company fixes a record date for the issuance of rights or warrants to all or substantially all of the Common share Holders entitling them to subscribe for or purchase shares of Common stock or Securities convertible into Common Stock at a price per share, or having a conversion price per share, less than the market price of the Common stock (calculated by taking the average closing bid price of the common stock on the NASDAQ market, or on such market as the common stock then trades, for the five (5) trading days immediately preceding the record date),then the Fixed Conversion Price shall be appropriately and proportionately reduced.

         8. If, prior the conversion of all the Debentures, there shall be a merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of common Stock of the ISSUER shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the ISSUER or another entity, the HOLDERS of the Debentures shall thereafter have the right to purchase and receive upon conversion of the Debentures, upon the basis and upon the terms and conditions specified herein and in lieu of Common stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common stock immediately theretofore purchasable and receivable upon the conversion of Debentures held by such HOLDERS had such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event had not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interest of the HOLDER of the Debentures to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Fixed Conversion Price or the Floating Conversion Price and of the number of shares issuable upon the conversion of the Debentures) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The ISSUER shall not effect any transaction described in this section unless the resulting successor or acquiring entity (if the ISSUER) assumes by written instrument the obligation to deliver to the HOLDERS of the Debentures such shares of stock and/or securities as, in accordance with the foregoing provisions, the HOLDERS of the Debentures may be entitled to purchase.

         9. No adjustment need be made if it would result in a change of less than One(1) percent of the conversion Price (whether Fixed or Floating Conversion Price). Any adjustments required to be made shall be rounded up to the nearest whole number of shares of Common Stock.

         10. No provision of this Debenture shall alter or impair the obligation of the ISSUER, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the place, time, and rate, and in the coin currency, herein prescribed.

         11. The ISSUER hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

         12. The ISSUER agrees to pay all costs and expenses, including reasonable attorneys' fees, which may be incurred by the HOLDER in collection any amount due as a result of default by the ISSUER or exercising the conversion rights under this Debenture.

         13. If one or more of the following described "Events of Default" shall occur.

                  a) The ISSUER shall default in the payment of principal or interest on this Debenture when due; or

                  b) Any of the representations or warranties made by the ISSUER herein, or in the Subscription Agreement shall have been incorrect in any material respect when made; or

                  c) The ISSUER shall perform or observe any other covenant, term, provision, condition, agreement or obligation of the ISSUER hereunder or under this Subscription Agreement or Debenture and such failure shall continued uncured for a period of seven (7) days after notice from the HOLDER of such failure; or

                  (d) A trustee, liquidator or receiver shall be appointed for the ISSUER or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

                  e) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the ISSUER and shall not be dismissed within thirty (30) calendar days thereafter; or

                  f) Bankruptcy reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the ISSUER, and if instituted against the ISSUER shall not have been dismissed within thirty(30) calendar days.

                  g) The ISSUERS Common Stock is delisted from the exchange or over- the-counter markets; or

                  h) The ISSUER shall default on any other unsecured debt and such default is not cured within thirty (30) days.

                           Then, or any time thereafter, and in each  and  every
such case, unless such Event of Default shall have been waived in writing by the HOLDER (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the HOLDER and int he HOLDER's sole discretion, the HOLDER may consider this Debenture immediately due and payable, without presentment, demand protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the HOLDER may immediately, and without expiration of any period of grace, enforce any and all of the HOLDER's rights and remedies provided herein or any other rights or remedies afforded by law.

         14.     This Debenture represents a general unsecured obligation of the

ISSUER. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or any successor corporation, whether by virtue of any constitution, statue or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

         15. The rights of any Holder to receive the principal sum or any part thereof, and to receive the interest due on this Debenture is and shall remain subordinate in priority to the payment of the principal of and interest on (i) all future obligations and guarantees of the Issuer for money borrowed from any bank, trust company, insurance company or other financial institution engaged in the business of lending money, for which the Issuer is at the time of determination responsible or liable as obligor or guarantor; (ii) all existing or future obligations of the Issuer secured by a lien, mortgage, pledge or other encumbrance against real or personal property (including common stock of the Issuer or any of its subsidiaries) of the Issuer; (iii) any modifications, renewals, extensions or refunding of the foregoing, except for any of such obligations of the Issuer the payment of which is made expressly subordinate and junior to this Debenture; (iv) indebtedness under the MG Trade Finance Corp. ("MGTF") loan agreement (the "Loan Agreement") or any indebtedness incurred to refinance such obligations; (v) other indebtedness of the Issuer existing on the date of this Debenture; and (vi) trade payables incurred in the ordinary course of the Issuer or its subsidiaries.

         16. If changes or modifications to the rules governing the transaction restriction period and/or the exemptions for resales of the securities under Regulation S are enacted during the period when any amounts due under this Debenture remain outstanding, or at any time that the HOLDER owns any shares of Common stock issued upon conversion of this Debenture, then the ISSUER undertakes to file a Registration Statement to register the shares of Common stock that have been or that are to be issued upon conversion with the United States Securities Exchange Commission within Thirty (30) New York Stock Exchange Trading Days of receipt of such demand. If such Registration Statement is not effective within one hundred twenty (120) Calendar days of such demand, then the interest rate payable on any outstanding principal and interest due under this Debenture shall be increased by four (4) per cent per annum effective from sixty
(60) days from the date of the demand, payable in cash, quarterly.

         17. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

         18. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the ISSUER and the HOLDER with respect hereof. Neither this Debenture nor any terms hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the ISSUER and the HOLDER.

         19. If, upon conversion of the Debenture effected by the Holder pursuant to the terms of this Subscription Agreement and Debenture, the ISSUER fails to issue the certificate for the shares of Common Shares issuable upon such conversion (the "Underlying Shares") the Holder bearing no restrictive legend for any reason other than the ISSUER's good faith belief that the representations and warranties made by the HOLDER in the Subscription Agreement were untrue when made, then the ISSUER shall be required, at the request of the HOLDER and at the ISSUER"s expense, to effect the registration of the Common Stock issuable upon conversion of this Debenture under the Act and relevant Blue Sky laws as provided below. The ISSUER and HOLDER shall cooperate in good faith in connection with the furnishing of the information required in order to effect the registration. The ISSUER shall file a registration within Thirty (30) days of the HOLDER's demand thereof and shall use its best efforts to cause such registration statement to become effective within Ninety (90) days of the date of the initial filing thereof. Such best efforts shall include but not b e limited to, promptly responding to all comments received from the staff of the Securities and Exchange Commission, providing the HOLDER's counsel with a contemporaneous copy of all written communications for and to the staff of the Securities and Exchange Commission with respect to such registration statement and promptly preparing and filing amendments to such registration statement which are responsive to the comments received from the staff of the Securities and Exchange Commission. Once declared effective by the Securities and Exchange Commission, the ISSUER shall cause such registration statement to remain effect until the earlier of (i) the sale of all of the shares of Common stock issuable upon conversion of this Debenture by the HOLDER, or (ii) One Hundred (120) days after the effective date of such registration. If such Registration Statement is not effective within Ninety (90) Calendar days of such demand, then the ISSUER agrees to increase the interest rate payable on any outstanding principal and interest due under this Debenture shall be increased to Eighteen Percent (18%) per annum retroactive to the date of the demand, payable in cash on in accordance with the terms of this Debenture until the date the registration statement becomes effective. Upon receipt of such a demand from any HOLDER, the ISSUER will give notice to all HOLDERS of Debentures and an opportunity to participate in the Registration Statement. The ISSUER shall not be required to file more than one (1) registration statement with respect to the Debentures.

         20. The Issuer hereby grants the Holder of this Debenture, Warrants to purchase the underlying Common Stock of the Issuer in the amount of Thirty Five
(35) percent of the Face Amount of the Debenture. The Warrants shall expire in Two (2) years from the date of closing. The exercise price of the Warrants shall be equal to the average closing bid price of the Issuers Common Stock for the Five (5) days preceding the Closing Date. The Warrants shall be Issued to the Holder no later than the Fifth (5th) Business day following the Closing Date.

         21. This Debenture shall be governed by and construed in accordance with the laws of the State of Nevada.


IN WITNESS WHEREOF, the ISSUER has caused this instrument to be duly executed by an officer thereunto duly authorized.


American International Petroleum Corporation
by:_______________________________________
         Official Signatory of ISSUER


Name(Printed): Denis J. Fitzpatrick
Title:     Vice President
Date:      January 30, 1997